                                                                    EXHIBIT 99.2

                          FORM OF EMPLOYMENT AGREEMENT

         This Restated Employment Agreement ("Agreement"), dated as of __________, 1999 is between Rocky Mountain Chocolate Factory, Inc., a Colorado corporation ("Employer"), and ______________ ("Employee").

                                R E C I T A L S:

         A. Employee is employed by Employer, and Employer and Employee have entered into a written agreement dated as of April 8, 1998 (the "Prior Agreement"), to specify the terms and conditions of Employee's employment with Employer.

         B. Employer and Employee desire to replace the Prior Agreement with this Agreement.

         C. Employer considers the maintenance of a sound management team essential to protecting and enhancing its best interests and those of its stockholders, and Employee is a key executive of Employer and an integral member of its management team.

         NOW, THEREFORE, in consideration of Employee's past and future employment with Employer and other good and valuable consideration, the parties agree as follows:

         SECTION 1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

         SECTION 2. Duties. Employee shall be employed as ______________________________, or such other position to which he may be appointed by the Board of Directors. Employee agrees to devote his full time and best efforts to the performance of the duties attendant to his executive position with Employer. Such duties shall include, but not be limited to, those set forth on Exhibit A hereto.

         SECTION 3. Term. The initial term of employment of Employee hereunder shall commence on the date of this Agreement (the "Commencement Date") and continue until ________, 2000, unless earlier terminated pursuant to Section 6 or Section 10. The term of employment of Employee hereunder will be automatically extended on a month-to-month basis after the end of the initial term unless either Employer or Employee shall give the other written notice of its election not to renew this Agreement at least 30 days prior to the end of the initial one-year term or at least 20 days prior to the end of any calendar month thereafter.

         SECTION 4. Compensation and Benefits. In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:

         (a) Base Salary. Until the termination of Employee's employment hereunder, Employer shall pay Employee, semi-monthly in arrears, a base salary at an annual rate of not less than $____________________ (as it may be increased from time to time, the "Base Salary"). The Base

Salary as then in effect may not be decreased at any time during the term of Employee's employment hereunder and shall be reviewed annually by Employer. Any increase in the Base Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

         (b) Management Incentive Bonus. Employee shall be eligible to receive from Employer such annual incentive bonuses as may be determined by the Compensation Committee of the Board of Directors or as may be provided in incentive bonus plans adopted from time to time by Employer.

         (c) Vacation. Employee shall be entitled to 10 days of paid vacation per year at the reasonable and mutual convenience of Employer and Employee. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, accrued vacation not taken in any calendar year shall not be carried forward or used in any subsequent calendar year.

         (d) Insurance Benefits. Employer shall provide accident, health, dental, disability and life insurance for Employee under the group accident, health, dental, disability and life insurance plans maintained by Employer for its full-time, salaried employees.

         SECTION 5. Expenses. The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. Employer shall reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

         SECTION 6. Termination.

         (a) General. Employee's employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

                  (i) Death or Disability. Upon the death of Employee during the term of his employment hereunder or, at the option of Employer, in the event of Employee's Disability, upon 30 day' notice to Employee.

                  (ii) For Cause. For "Cause" immediately upon written notice by Employer to Employee. A termination shall be for Cause if

                           (1) Employee commits a criminal act involving moral
                  turpitude;

                           (2) Employee commits a material breach of any of the
                  covenants, terms and provisions hereof or an act of gross negligence or willful misconduct resulting in a material loss or detriment to Employer; or

                           (3) Employee fails on a continuing basis, in the
                  judgment of the President of Employer, adequately to perform his duties as an officer of Employer, and such failure is not cured within 20 days after he receives notice of such failure from the President of Employer.

                  (iii) Without Cause. Without Cause upon notice by Employer to Employee. Without limiting the foregoing, for purposes of Section 6(b)(ii) Employee's employment hereunder shall be deemed to have been terminated by Employer without Cause pursuant to this Section 6(a)(iii)
         (a) upon the expiration of the term of Employee's employment specified in Section 3, if Employer has given the notice of nonrenewal contemplated by the last sentence of Section 3, or (b) if Employee's employment is Constructively Terminated by Employer.

                  (b) Severance Pay and Bonuses.

                  (i) Termination Upon Death or Disability. Employee shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(i) except for the following (which shall be paid promptly after termination, except as specified in subsection (4) below):

                           (1) his Base Salary accrued but unpaid as of the date
                  of termination;

                           (2) unpaid expense reimbursements under Section 5 for
                  expenses incurred in accordance with the terms hereof prior to termination;

                           (3) compensation for accrued, unused vacation as of
                  the date of termination, determined in accordance with Employer's policies and procedures then in effect; and

                           (4) any bonus to which Employee would have been
                  entitled for the Bonus Period if he were still employed hereunder on the last day of the Bonus Period. Any such bonus shall be paid to Employee (or to his estate, as the case may be) at the same time bonuses are paid in respect of the Bonus Period to other employees of Employer entitled to receive bonuses for the Bonus Period. In the event the determination of Employee's bonus in respect of the Bonus Period involves any subjective assessment, such assessment shall be made in a manner most favorable to Employee. The term "Bonus Period" means the full fiscal year or other applicable bonus period during which Employee's employment hereunder was terminated (or during which Employee became Disabled, in the event of a termination for Disability).

                  (ii) Termination Without Cause, Separation Payments. In the event Employee's employment hereunder is terminated pursuant to Section 6(a)(iii), Employer shall pay Employee Separation Payments as Employee's sole remedy in connection with such termination. "Separation Payments" are payments made at the monthly rate of Employee's Base Salary in effect immediately preceding the date of termination. Separation Payments shall be made for 12 months after the date of termination (the "Separation Payment Period") and shall be paid by Employer in equal monthly payments in arrears. Separation Payments shall be reduced by the amount of any personal services income earned by Employee from other sources during the Separation Payment Period. Separation Payments shall be made for the number of months specified above without regard to the number of months remaining in the term of this Agreement. Notwithstanding the foregoing, Employer's obligation to make, and Employee's right to receive, Separation Payments shall terminate immediately upon any violation by Employee of any covenant contained in
         Section 8 or 9 hereof. Employer shall also promptly pay Employee the following:

                           (1) his Base Salary accrued but unpaid as of the date
                  of termination;

                           (2) unpaid expense reimbursements under Section 5 for
                  expenses incurred in accordance with the terms hereof prior to termination; and

                           (3) compensation for accrued, unused vacation as of
                  the date of termination, determined in accordance with Employer's policies and procedures then in effect.

         This Section 6(b)(ii) is subject to the provisions of Section 10(j) dealing with the coordination of payments in the event of a Change In Control.

                  (iii) Termination For Cause, Voluntary Termination. Employee shall not be entitled to Separation Payments or any other severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(ii), or upon Employee's voluntary termination of his employment hereunder, except for the following (which shall be paid promptly after termination):

                           (1) his Base Salary accrued but unpaid as of the date
                  of termination;

                           (2) unpaid expense reimbursements under Section 5 for
                  expenses incurred in accordance with the terms hereof prior to termination; and

                           (3) compensation for accrued, unused vacation as of
                  the date of termination, determined in accordance with Employer's policies and procedures then in effect.

         (c) Acceleration of Options. In the event Employee's employment hereunder is terminated pursuant to Section 6(a)(iii), all Options granted to Employee under the Option Plan and outstanding at the time of such termination shall be fully vested and shall become immediately exercisable upon such termination, and shall thereafter be exercisable by Employee in accordance with the terms thereof and the applicable provisions of the Plan. The Board of Directors or the Compensation Committee of the Board of Directors of the Company shall take such action as shall be necessary to authorize and provide for the foregoing.

         SECTION 7. Inventions; Assignment.

         (a) Inventions Defined. All rights to discoveries, inventions, improvements, designs, work product and innovations (including without limitation all data and records pertaining thereto) that relate to the business of Employer, whether or not specifically within Employee's duties or responsibilities and whether or not patentable, copyrightable or reduced to writing, that Employee may discover, invent, create or originate during the term of his employment hereunder or otherwise, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer ("Inventions"), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer's expense, in obtaining, defending and enforcing Employer's rights therein. Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

         (b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Employee shall assign and transfer, and does hereby assign and transfer, to Employer the world-wide right, title and interest of Employee in the Inventions. Employee agrees that Employer may file copyright registrations and apply for and receive patents (including without limitation Letters Patent in the United States) for the Inventions in Employer's name in such countries as may be determined solely by Employer. Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer's reasonable requests in connection with vesting title to the Inventions and related copyrights and patents exclusively in Employer and in connection with obtaining, maintaining, protecting and enforcing Employer's exclusive copyrights and patent rights in the Inventions.

         (c) Successors and Assigns. Employee's obligations under this Section 7 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions.

         (d) Consideration and Expenses. Employee shall perform his obligations under this Section 7 at Employer's expense, but without any additional or special compensation therefor.

         SECTION 8. Confidential Information.

         (a) Acknowledgment of Proprietary Interest. Employee acknowledges that all Confidential Information is a valuable, special and unique asset of Employer's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee acknowledges the proprietary interest of Employer in all Confidential Information. Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

         (b) Confidential Information Defined. "Confidential Information" means all confidential and proprietary information of Employer, written, oral or computerized, as it may exist from time to time, including without limitation
(i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data,
(iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) franchisee and supplier lists and any other information about Employer's relationships with others,
(viii) historical financial information and financial projections, (ix) pricing, product rotation and similar formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and
(xi) all information related to the business, products, purchases or sales of Employer or any of its franchisees, suppliers and customers, other than information that is made publicly available by Employer.

         (c) Covenant Not To Divulge Confidential Information. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer. This Section 8 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Employee's employment with Employer for any reason.

         (d) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all property of Employer, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any property of Employer, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 8 shall continue notwithstanding Employee's delivery of such documents, data and information to Employer.

         SECTION 9. Noncompetition.

         (a) Covenant Not To Compete. Employee acknowledges that during the term of his employment Employer has agreed to provide to him, and he shall receive from Employer, special training and knowledge, including without limitation the Confidential Information. Employee acknowledges that the Confidential Information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by the enforcement of the covenant not to compete contained in this Section 9. Employee also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in Section 8 and the agreements regarding the payment of Separation Payments and other severance pay and of the Termination Payment in Section 6 and Section 10, respectively. Therefore, during the term of this Agreement and for a period of two years (unless extended pursuant to the terms of this Section 9) after termination of Employee's employment hereunder (including, without limitation, a Triggering Termination as defined in Section 10), Employee shall not directly or indirectly

                  (i) engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to any other business organization that engages or is planning to engage, anywhere in the United States or Canada or in any other geographic area in or with respect to which Employee has any duties or responsibilities during the term of his employment with Employer, in any business activities that relate to the manufacture or retail sale of chocolate candy, including but not limited to the sale through franchisees (the "Designated Industry"); or

                  (ii) solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer or commence any such relationship with any competitor of Employer.

         Notwithstanding the foregoing, (1) Employee's noncompetition obligations hereunder shall not preclude Employee from owning less than five percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry and (2) an entity shall not be deemed to be engaged in the Designated Industry unless its revenue from the manufacture and/or retail sale of chocolate candy (including sales through franchisees) represents 25% or more of its total revenue for its full fiscal quarter immediately preceding the date of termination of Employee's employment hereunder (or the date of his association with such entity, if earlier) or any of the eight immediately subsequent fiscal quarters of such entity.

         (b) Extension of Duration; Survival. If Employee violates any covenant contained in this Section 9, Employer shall not, as a result of such violation or the time involved in obtaining legal or equitable relief therefor, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Section 9 shall be deemed to have the duration specified in Section 9(a), which period shall be extended by a number of days equal to the sum of (i) the total number of days Employee is in violation of any of the covenants contained in this Section 9 prior to the commencement of any litigation relating thereto and (ii) the total number of days the parties are involved in such litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Section 9. This Section 9 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Employee's employment with Employer for any reason.

         (c) Severability. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         SECTION 10. Termination of Employment in Connection With a Change In Control.

         (a) Applicability. Employer recognizes that the possibility of a Change In Control of Employer may result in the departure or distraction of management to the detriment of Employer and its stockholders, and Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of Employer's management team, including Employee, to their assigned duties. Accordingly, the provisions of this Section 10 shall apply in lieu of all conflicting provisions in this Agreement in the event Employee's employment with Employer is terminated in a Triggering Termination. Each of the following events constitutes a "Triggering Termination" when Employee's employment with Employer is:

                  (i) terminated by Employer or Employee for any reason other than death, or for no reason, or terminated upon the expiration of Employee's initial or any renewal term of employment specified in
         Section 3, within the 12-month period following a Change In Control;

                  (ii) terminated by Employer for any reason other than the commission of a felony by Employee, or terminated upon the expiration of Employee's initial or any renewal term of employment specified in
         Section 3, during an Applicable Period;

                  (iii) Constructively Terminated by Employer during an Applicable Period; or

                  (iv) terminated in an Agreement Termination pursuant to this
Section 10(a)(iv).

                           (1) An "Agreement Termination" shall occur when
                  Employee's employment hereunder is terminated by Employee in anticipation of a Change In Control to the extent that his continued employment with Employer is not pursuant to the terms of this Agreement (other than as provided herein with respect to an Agreement Termination) and thereafter is only on an at-will basis. Employee's determination to effect an Agreement Termination must be based on a good faith judgment of Employee and any two or more Concurring Persons, in light of the circumstances as then known or understood by them, that a Change In Control is going to occur within five business days, but it is not required as a condition to such good faith judgment that:

                                    (I) Employee or any Concurring Person
                           conduct any investigation or consult with any other person or group (except only for Employee's requirement to obtain the concurrence or approval of Concurring Persons);

                                    (II) no condition remains to be satisfied
                           before the Change In Control can occur; or

                                    (III) the Board of Directors of Employer has
                           taken any action to approve or facilitate the Change In Control.

                           (2) The concurrence or approval of the Concurring
                  Persons is limited to the occurrence and timing of the Change In Control and is not made regarding the propriety of Employee's effecting an Agreement Termination.

                           (3) In consideration of the right to effect an
                  Agreement Termination and receive a Termination Payment and Gross Up Payment prior to a Change In Control, Employee agrees that, upon (and notwithstanding) his exercise of such right and the payment to him of the Termination Payment and Gross Up Payment, he shall continue, without interruption until such Change In Control occurs (unless his at-will employment with Employer is sooner terminated or Constructively Terminated by Employer, as described in Sections 10(a)(ii) and (iii), or Employee dies or his employment with Employer is terminated due to Disability), to devote his full time and best efforts as an at-will employee of Employer to the performance of the same duties that he performed for Employer, holding the same office or position with Employer as he held before the Agreement Termination, but without the right to any compensation from Employer for such continued performance (except as provided below in Section 10(a)(iv)(4)(I)). Employee's obligation set forth in the preceding sentence is referred to herein as the "Continued Performance Obligation."

                           (4) Employee shall have no obligation to comply with
                  Section 8(d) until he has no further Continued Performance Obligation. If the anticipated Change In Control does not occur within ten business days after Employee's receipt of a Termination Payment and Gross Up Payment following the exercise of his right to effect an Agreement Termination, then

                                    (I) such Agreement Termination shall be void
                           and ineffective, and Employee's employment under all the terms of this Agreement (including without limitation his compensation and benefits, duties, position and rights regarding any other actual or expected Change In Control) shall be deemed to have continued without interruption; and

                                    (II) Employee shall, and Employee hereby
                           agrees to, repay to Employer within two business days the full Termination Payment and Gross Up Payment received by Employee (together with interest, if any, actually earned on the funds while in Employee's control).

                           (5) If Employee fails to satisfy his Continued
                  Performance Obligation, and such failure continues for more than one business day after receipt by Employee of written notice from Employer of such failure, then

                                    (I) such Agreement Termination shall be void
                           and ineffective, and Employee shall be deemed to have voluntarily terminated his employment hereunder before a Change In Control; and

                                    (II) Employee shall repay to Employer within
                           one business day after his receipt of such notice the full Termination Payment and Gross Up

                           Payment received by Employee (together with interest, if any, actually earned on the funds while in Employee's control).

         (b) Termination Payment.

                  (i) Amount.

                           (1) Upon the occurrence of a Triggering Termination,
                  Employer shall pay Employee a lump sum payment in cash equal to 2.99 times the sum of the following items:

                                    (I) Employee's annualized base compensation
                           determined by using the highest annual base compensation rate in effect at any time during Employee's employment with Employer; and

                                    (II) two times the Target Bonus that would
                           be payable to Employee by Employer for the bonus period in which the Change In Control occurred; provided that the amount determined under this
                           Section 10(b)(i)(l)(II) shall not be less than 25% of the amount determined under Section 10(b)(i)(l)(I);

                           (2) The term "Termination Payment" shall include the
                  amounts described above in Section 10(b)(i)(1) plus the following amounts described in this Section 10(b)(i)(2):

                                    (I) Employee's Base Salary accrued but
                           unpaid as of the date of the Triggering Termination;

                                    (II) reimbursement under Section 5 for
                           unpaid expenses incurred in the performance of his duties hereunder prior to the date of the Triggering Termination;

                                    (III) any other benefit accrued but unpaid
                           as of the date of the Triggering Termination; and

                                    (IV) $18,000, which represents the estimated
                           cost to Employee of obtaining accident, health, dental, disability and life insurance coverage for the 18-month period following the expiration of his continuation (COBRA) rights; provided that this
                           Section 10(b)(i)(2)(IV) shall be applied without regard to, and the amount payable under this Section 10(b)(i)(2)(IV) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Employer, which rights are not affected by any provision hereof.

                  (ii) Time for Payment; Interest. Employer shall pay the Termination Payment to Employee concurrently with the Triggering Termination or, if the Triggering Termination occurs before the Change In Control, concurrently with the Change In Control. Employer's obligation to pay to Employee any amounts under this Section 10, including without limitation the Termination Payment and any Gross Up Payment due under Section 10(d), shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

                  (iii) Payment Authority. Any officer of Employer (other than Employee) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer's obligations to pay all amounts due to Employee under this
         Section 10.

                  (iv) Termination. Employer's obligation to pay the Termination Payment shall not be affected by the manner in which Employee's employment hereunder is terminated. Without limiting the generality of the foregoing, Employer shall be obligated to pay the Termination Payment and any Gross Up Payment regardless of whether Employee's termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect at the time of the Change In Control (except as provided in Section 10(a)(iv)(5)(I) with respect to Employee's failure to satisfy his Continued Performance Obligation in the event of an Agreement Termination) or due to Employee's retirement or Disability. Employee's notice of his termination of employment hereunder in connection with a Change In Control may be made by any means and to any officer of Employer (other than Employee).

         (c) Change In Control. A "Change In Control" means a change in control of Employer after the date of this Agreement in any one of the following circumstances: (i) there shall have occurred an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Employer is then subject to such reporting requirement; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an "Acquiring Person") shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding voting securities (a "Share Acquisition"); (iii) Employer is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that an event described in clause (i) or (ii) shall not be deemed a Change In Control if such event is approved, prior to its occurrence or within 60 days thereafter by at least two-thirds of the members of the Board of Directors in office immediately prior to such occurrence. In addition to the foregoing, a Change In Control shall be deemed to have occurred if, after the occurrence of a Share
Acquisition that has been approved by a two-thirds vote of the Board as contemplated in the proviso to the preceding sentence, the Acquiring Person shall have become the beneficial owner, directly or indirectly, of securities of Employer representing an additional 5% or more of the combined voting power of Employer's then outstanding voting securities (a "Subsequent Share Acquisition") without the approval prior thereto or within 60 days thereafter of at least two-thirds of the members of the Board of Directors who were in office immediately prior to such Subsequent Share Acquisition and were not appointed, nominated or recommended by, and do not otherwise represent the interests of, the Acquiring Person on the Board. Each subsequent acquisition by an Acquiring Person of securities of Employer representing an additional 5% or more of the combined voting power of Employer's then outstanding voting securities shall also constitute a Subsequent Share Acquisition (and a Change In Control unless approved as contemplated by the preceding sentence) if the approvals contemplated by this paragraph were given with respect to the initial Share Acquisition and all prior Subsequent Share Acquisitions by such Acquiring Person. The Board approvals contemplated by the two preceding sentences and by the proviso to the first sentence of this paragraph may contain such conditions as the members of the Board granting such approval may deem advisable and appropriate, the subsequent failure or violation of which shall result in the rescission of such approval and cause a Change In Control to be deemed to have occurred as of the date of the Share Acquisition or Subsequent Share Acquisition, as the case may be. Notwithstanding the foregoing, a Change In Control shall not be deemed to have occurred for purposes of clause (ii) of the first sentence of this paragraph with respect to any Acquiring Person meeting the requirements of clauses (i) and (ii) of Rule 13d-l(b)(1) promulgated under the Exchange Act.

         (d) Gross Up Payment.

                  (i) Excess Parachute Payment. If Employee incurs the tax (the "Excise Tax") imposed by Section 4999 of the Code on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code as the result of any payments or distributions by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) or as a result of the acceleration of vesting of Options, Restricted Stock or other rights (collectively, the "Payments"), or if Employee would incur the Excise Tax if the Change In Control satisfied the requirements of Section 280G(b)(2)(A)(i) of the Code, then without regard to whether the Change In Control in fact satisfies the requirements of Section 280G(b)(2)(A)(i) of the Code, Employer shall pay to Employee an amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of (1) any Excise Tax owed, or that would be owed if the Change In Control satisfied the requirements of Section 280G(b)(2)(A)(i) of the Code, upon any Payments (other than payments provided by this Section 10(d)(i)) and (2) any federal, state and local income and employment taxes owed (together with penalties and interest) and Excise Tax owed, or that would be owed if the Change In Control satisfied the requirements of Section 280G(b)(2)(A)(i) of the Code, upon the payments provided by this
         Section 10(d)(i), shall be equal to the amount of the Payments (other than payments provided by this Section 10(d)(i)).

                  (ii) Applicable Rates. For purposes of determining the Gross Up Payment amount, Employee shall be deemed:

                           (1) to pay federal income taxes at the highest
                  marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Gross Up Payment is made (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Employee had the Gross Up Payment not been received);

                           (2) to pay additional employment taxes as a result of
                  the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and

                           (3) to pay state and local income taxes at the
                  highest marginal rates of taxation in the state and locality of Employee's residence on the date of the Triggering Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                  (iii) Determination of Gross Up Payment Amount. The determination of the Gross Up Payment amount shall be made, at Employer's expense, by Grant Thornton LLP or another nationally recognized public accounting firm selected by Employee (in either case, the "Accountants"). If the Excise Tax amount payable by Employee, based upon a "Determination," is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made in the manner provided in Section 10(d)(iv). For purposes of determining the Gross Up Payment amount prior to any Determination of the Excise Tax amount, the following assumptions shall be utilized:

                           (1) that portion of the Termination Payment that is
                  attributable to the items described in Sections
                  10(b)(i)(1)(I), (II), (III) and Section 10(b)(i)(2)(IV), and
                  the Gross Up Payment, shall be treated as Parachute Payments;

                           (2) no portion of any payment made pursuant to
                  Sections 10(b)(i)(2)(I), (II) or (III) or Section 11(c) shall be treated as a Parachute Payment;

                           (3) the amount payable to Employee pursuant to
                  Section 10(l) shall be

                                    (I) deemed to be equal to 15% of the amount
                           determined under Section 10(b)(i)(1)(I);

                                    (II) deemed to have been paid immediately
                           following the Change In Control;

                                    (III) deemed to include the additional
                           amount payable under Section 10(l), if any, for additional taxes payable by Employee as a result of the receipt of the payment described in Section 10(l); and

                                    (IV) treated 100% as a Parachute Payment;

                           (4) it shall be assumed that all of the payments that
                  could potentially be made to Employee pursuant to the Consulting Agreement shall be made, and all of such payments shall be treated as Parachute Payments; provided that nothing in this Section 10(d)(iii)(4) shall limit or reduce the payment of any amount similar to the Gross Up Payment under the Consulting Agreement;

                           (5) the "ascertainable fair market value" (as set
                  forth in Prop. Treas. Reg. Section 1.280G-1, Q&A 13) of the Options, the vesting of which was accelerated by the Change In Control as provided in the Option Plan and as further provided in Section 10(j), shall be equal to the product of (I) and
                  (II) as set forth below:

                                    (I) the number of shares covered by such
                           Options; and

                                    (II) the difference between:

                                             a. the fair market value per share
                                    of the underlying common stock as of the date of the Change In Control; and

                                             b. the exercise price per share of
                                    stock subject to such Options; and

                           (6) for purposes of applying the rules set forth in
                  Prop. Treas. Reg. Section 1.280G-1, Q&A 24(c) to a payment described in Prop. Treas. Reg. Section 1.280G-1, Q&A 24(b), the amount reflecting the lapse of the obligation to continue performing services shall be equal to the minimum amount allowed for such payment as set forth in Prop. Treas. Reg.
                  Section 1.280G-1, Q&A 24(c)(2) (or if Prop. Treas. Reg.
                  Section 1.280G-1 has been superseded by temporary or final regulations, the minimum amount provided for in any temporary or final regulations that supersede Prop. Treas. Reg. Section 1.280G-1 and that are applicable to the Termination Payment, Gross Up Payment, or both).

                  (iv) Time For Payment. Employer shall pay the estimated Gross Up Payment amount in cash to Employee concurrent with the payment of the Termination Payment. Employee and Employer agree to reasonably cooperate in the determination of the actual Gross Up Payment amount. Further, Employee and Employer agree to make such adjustments to the estimated Gross Up Payment amount as may be necessary to equal the actual Gross Up Payment amount based upon a Determination, which in the case of Employee shall refer to refunds of prior overpayments and in the case of Employer shall refer to makeup of prior underpayments.

         (e) Term. Notwithstanding the provisions of Section 3, if a Change In Control occurs prior to the date on which Employee's employment hereunder is terminated pursuant to Section 3, Sections 10, 11 and 12 shall continue in effect until the date of termination pursuant to Section 3 or the date that is 12 months after the date of the Change In Control, whichever is later.

         (f) Consulting Agreement. To preserve a sound and vital management team for the Company during the period immediately following a Change In Control, Employee agrees that, in the event of a Triggering Termination, Employee shall enter into a Consulting Agreement (the "Consulting Agreement") in the form attached hereto as Exhibit B if requested by the Board of Directors of the Company within 30 days after the Change In Control. If Employee breaches his obligation under the preceding sentence by declining to enter into a Consulting Agreement, as liquidated damages for such breach and not as a penalty, Employee shall pay to Employer the amount that Employee otherwise would have received as compensation from Employer under the Consulting Agreement assuming Employee fully performed his obligations thereunder.

         (g) No Duty to Mitigate Damages. Employee's rights and privileges under this Section 10 shall be considered severance pay in consideration of his past service and his continued service to Employer from the Commencement Date, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

         (h) No Right To Continued Employment. This Section 10 shall not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

         (i) Exercise of Stock Options. Employee may hold options ("Options") issued under the Option Plan that become immediately exercisable upon a Change In Control. Employer shall take no action to facilitate a transaction involving a Change In Control unless it has taken such action as may be necessary to ensure that Employee has the opportunity to exercise all Options he may then hold, at a time and in a manner that shall give Employee the opportunity to sell or exchange the securities of Employer acquired upon exercise of his Options, if any (the "Acquired Securities"), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change In Control. Employer acknowledges that its covenants in the preceding sentence (the "Covenants") are reasonable and necessary in order to protect the legitimate interests of Employer in maintaining Employee as one of its employees and that any violation of the Covenants by Employer would result in irreparable injuries to Employee, and Employer therefore acknowledges that in the event of any violation of the Covenants by Employer or its directors, officers or employees, or any of their respective agents, Employee shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided that nothing in this Agreement shall be deemed to prejudice Employee's rights to damages for violation of the Covenants.

         (j) Coordination With Other Payments.

                  (i) After the termination of Employee's employment hereunder:

                           (1) if Employee is entitled to receive Separation
                  Payments; and

                           (2) Employee subsequently becomes entitled to receive
                  a Termination Payment, Gross Up Payment or both, then

                  (ii) prior to the disbursement of the Termination Payment and Gross Up Payment:

                           (1) the payment date of all unpaid Separation
                  Payments shall be accelerated to the payment date of the Termination Payment and such Separation Payments shall be made (in this event, Employer waives any requirement that Employee reduce the Separation Payments by the amount of any income earned by Employee thereafter); and

                           (2) the Termination Payment shall be reduced by the
                  amount of the Separation Payments so accelerated and made.

         (k) Outplacement Services. If Employee becomes entitled to receive a Termination Payment under this Section 10, Employer agrees to reimburse Employee for any outplacement consulting fees and expenses incurred by Employee during any Applicable Period and during the two-year period following the Change In Control; provided that the aggregate amount reimbursed by Employer shall not exceed 15% of Employee's Base Salary in effect immediately prior to the Triggering Termination. In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 10(l) is subject to federal, state or local income taxes, Employer shall pay Employee an additional amount such that the net amount retained by Employee, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. All amounts under this Section 10(l) shall be paid by Employer within 15 days after Employee's presentation to Employer of any statements of such amounts and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

         SECTION 11. General.

         (a) Notices. Except as provided in Section 10(b)(iv), all notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

         If to Employer, to:                      with a copy to:

         Rocky Mountain Chocolate Factory, Inc.   Thompson & Knight, P.C.
         265 Turner Drive                         1700 Pacific Avenue, Suite 3300
         Durango, Colorado 81301                  Dallas, Texas 75201
         Attention:  President                    Attention:  Kenn W. Webb
         Facsimile Number:  (970) 382-7366        Facsimile Number:  (214) 969-1751

         If to Employee, to:

         53 Silver Mountain Road
         P. O. Box 3671
         Durango, Colorado 81302

         (b) Withholding; No Offset. All payments required to be made to Employee by Employer shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payments under Section 10 shall be subject to offset or reduction attributable to any amount Employee may owe to Employer or any other person.

         (c) Legal and Accounting Costs. Employer shall pay all attorney' and accountant' fees and costs incurred by Employee as a result of any breach by Employer of its obligations under this Agreement, including without limitation all such costs incurred in contesting or disputing any determination made by Employer under Section 10 or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment under Section 10. Reimbursements of such costs shall be made by Employer within 15 days after Employee's presentation to Employer of any statements of such costs and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

         (d) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 7, 8 and 9, Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

         (e) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (f) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         (h) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         (i) Reference to Agreement. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

         (j) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer. This Agreement may be assigned by Employer to a legal successor-in-interest of Employer or to a wholly owned subsidiary to which substantially all the business and operations of Employer are transferred. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee's estate. This Agreement is not otherwise assignable by Employee or Employer.

         (k) Entire Agreement. This Agreement contains the entire understanding of the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

         (1) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

         (m) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

         (n) Assistance in Litigation. During the term of this Agreement and for a period of two years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to Employer as may reasonably be required by Employer in connection with any litigation in which Employer is, or may become, a party and with respect to which Employee's particular knowledge or experience would be useful. Employer shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in rendering such assistance. The provisions of this Section 11(n) shall continue in effect notwithstanding termination of Employee's employment hereunder for any reason.

         (o) Legal Fees. Employer shall pay and be responsible for all legal fees, costs of litigation and other expenses that Employee may incur as a result of Employer's failure to perform under this Agreement or as a result of Employer, any Acquiring Person or any affiliate of Employer seeking to terminate this Agreement other than in accordance with the terms hereof or contesting the validity or enforceability of this Agreement.

         SECTION 12. Definitions. As used in this Agreement, the following terms will have the following meanings:

         (a) Accountants has the meaning ascribed to it in Section 10(d)(iii).

         (b) Acquired Securities has the meaning ascribed to it in Section
10(i).

         (c) Acquiring Person has the meaning ascribed to it in Section 10(c).

         (d) Agreement has the meaning ascribed to it in the introductory paragraph of this document.

         (e) Agreement Termination has the meaning ascribed to it in Section 10(a)(iv)(1). References in this Agreement to termination of Employee's employment with Employer, in any form, shall be deemed to include (whether or not so expressed) an Agreement Termination.

         (f) Applicable Period means, with respect to any Change In Control, the period of 90 days immediately preceding the Change In Control.

         (g) Base Salary has the meaning ascribed to it in Section 4(a).

         (h) Cause has the meaning ascribed to it in Section 6(a)(ii).

         (i) Change In Control has the meaning ascribed to it in Section 10(c).

         (j) Code means the Internal Revenue Code of 1986, as amended.

         (k) Commencement Date has the meaning ascribed to it in Section 3.

         (l) A Concurring Person is an individual who is the Chairman of the Board of Directors of the Company or a member of the Compensation Committee of the Board of Directors of the Company (or, if no Compensation Committee exists, or there are fewer than two members of the Compensation Committee, a nonemployee member of the Board of Directors of the Company) at the time in question.

         (m) Confidential Information has the meaning ascribed to it in Section 8(b).

         (n) Constructively Terminated with respect to an Employee's employment with Employer will be deemed to have occurred if Employer

                  (i) demotes Employee to a lesser position, either in title or responsibility (whether or not there is a change in title), than the highest position held by Employee with Employer at any time during Employee's employment with Employer;

                  (ii) decreases Employee's compensation below the highest level in effect at any time during Employee's employment with Employer or reduces Employee's benefits and perquisites below the highest levels in effect at any time during Employee's employment with Employer (other than as a result of any amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer);

                  (iii) requires Employee to relocate to a principal place of business more than 25 miles from the principal place of business occupied by Employer on the first day of an Applicable Period; or

                  (iv) requests or proposes to amend this Agreement, if the proposed amendment would have any of the effects contemplated by clauses (i), (ii) or (iii) above or otherwise impose any additional burdens or obligations on, or diminish any rights of, Employee.

         (o) Consulting Agreement has the meaning ascribed to it in Section
10(f).

         (p) Continued Performance Obligation has the meaning ascribed to it in
Section 10(a)(iv)(3).

         (q) Covenants has the meaning ascribed to it in Section 10(i).

         (r) Designated Industry has the meaning ascribed to it in Section 9(a)(i)(1).

         (s) Determination has the meaning ascribed to such term in Section 1313(a) of the Code.

         (t) Disability with respect to Employee shall be deemed to have occurred whenever Employee is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by Employer, which physician's decision will be final and binding.

         (u) Employee has the meaning ascribed to it in the introductory paragraph of this Agreement.

         (v) Employer has the meaning ascribed to it in the introductory paragraph of this Agreement.

         (w) Exchange Act has the meaning ascribed to it in Section 10(c).

         (x) Excise Tax has the meaning ascribed to it in Section 10(d)(i).

         (y) Gross Up Payment has the meaning ascribed to it in Section
10(d)(i).

         (z) Inventions has the meaning ascribed to it in Section 7(a).

         (aa) Option Plan means, collectively, the Incentive Stock Option Plan of Rocky Mountain Chocolate Factory, Inc. and the Rocky Mountain Chocolate Factory, Inc. 1995 Stock Option Plan, as amended from time to time.

         (bb) Options has the meaning ascribed to it in Section 10(i).

         (cc) Parachute Payments has the meaning ascribed to it in Section 280G(b)(2) of the Code.

         (dd) Payments has the meaning ascribed to it in Section 10(d)(i).

         (ee) Separation Payment Period has the meaning ascribed to it in
Section 6(b)(ii).

         (ff) Separation Payments has the meaning ascribed to it in Section 6(b)(ii).

         (gg) Share Acquisition has the meaning ascribed to it in Section 10(c).

         (hh) Subsequent Share Acquisition has the meaning ascribed to it in
Section 10(c).

         (ii) Target Bonus means, with respect to each Employee, the dollar amount that is equal to the established percentage of such Employee's Base Salary that would be paid to Employee under any incentive bonus plan of Employer assuming the measurement criteria contained in such plan with respect to Employee were achieved for the bonus period in which the Change In Control occurred.

         (jj) Termination Payment has the meaning ascribed to it in Section 10(b)(i)(2).

         (kk) Triggering Termination has the meaning ascribed to it in Section 10(a).

         EXECUTED as of the date and year first above written.

                              ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.



                              By
                                ------------------------------------------------
                                Franklin E. Crail, President and
                                Chief Executive Officer

                                    Exhibit A

         The duties to be performed by Employee pursuant to this Agreement include the following:


                           [To be supplied by Company]

                                    Exhibit B

                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement"), dated as of __________ _____, _____ ("Effective Date"), is between Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the "Company"), and _____________________ ("Consultant").

                                R E C I T A L S:

         A. Consultant was formerly employed by the Company as an executive officer.

         B. Consultant and the Company previously entered into an Employment Agreement, dated as of April 8, 1998 (" Employment Agreement "), under which Consultant is obligated to enter into this Agreement at the request of the Board of Directors of the Company under certain circumstances.

         C. The Board of Directors of the Company has requested that Consultant enter into this Agreement and Consultant is willing to do so.

         NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:

         SECTION 1. Duties. The Company retains Consultant to provide, and Consultant agrees to render, such consulting and advisory services as may be requested from time to time by the Company's Board of Directors. Consultant agrees to devote his attention, skills and best efforts to the performance of his duties under this Agreement. Consultant shall not be obligated, however, to devote more than 30 hours per month to the discharge of his responsibilities under this Agreement. Consultant shall be an independent contractor, not an employee of the Company, during the term of this Agreement.

         SECTION 2. Term. The term for providing consulting services under this Agreement commences on the Effective Date and continues, unless earlier terminated pursuant to Section 5, until 180 days after the date of the Change In Control, as defined in the Employment Agreement.

         SECTION 3. Compensation. In consideration for the services provided by Consultant, the Company shall pay to Consultant an amount equal to one-half of his annual base compensation considered for purposes of Section 10(b)(i)(l)(I) of the Employment Agreement, which amount shall be paid in six equal monthly installments, with the first installment due and payable on the Effective Date.

         SECTION 4. Expenses. The parties anticipate that Consultant, in connection with the services to be performed by him under this Agreement, will incur expenses for travel, lodging and similar items. The Company shall advance the estimated amount of such expenses to Consultant and shall, within 15 days after Consultant's presentation to the Company of reasonable documentation of the actual expenses, reimburse Consultant for all expenses incurred by Consultant in the performance of his duties under this Agreement that have not been so advanced.

         SECTION 5. Early Termination.

         (a) Events of Early Termination. This Agreement may terminate prior to the expiration of the term specified in Section 2 as follows:

                  (i) Death. Upon the death of Consultant during the term hereof.

                  (ii) For Cause. For "Cause" immediately upon written notice by the Company to Consultant. For purposes of this Agreement, a termination shall be for Cause if:

                           (I) Consultant commits an unlawful or criminal act
                  involving moral turpitude; or

                           (II) Consultant (A) fails to obey lawful and proper
                  written directions delivered to Consultant by the Company's Board of Directors; or (B) commits a material breach of any of the covenants, terms and provisions of this Agreement and such failure or breach continues uncured for more than 30 days after receipt by Consultant of written notice from the Company of such failure or breach.

         (b) Payments Upon Early Termination. Consultant shall not be entitled to any compensation upon termination of this Agreement pursuant to this Section 5 except for his compensation accrued but unpaid as of the date of such termination and unpaid expense reimbursements under Section 4 for expenses incurred in accordance with the terms hereof prior to such termination.

         SECTION 6. General.

         (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 6(a):

         If to the Company, to:                 with a copy to:

         Rocky Mountain Chocolate Factory, Inc. Thompson & Knight, P.C.
         265 Turner Drive                       1700 Pacific Avenue, Suite 3300
         Durango, Colorado 81301                Dallas, Texas 75201
         Attention:  President                  Attention:  Kenn W. Webb
         Facsimile Number:  (970) 382-7366      Facsimile Number: (214) 969-1751

         If to Consultant, to:

         53 Silver Mountain Road
         P. O. Box 3671
         Durango, Colorado 81302

         (b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (c) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         (e) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         (f) Reference to Agreement. Use of the words "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

         (g) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Consultant and the successors of the Company. If Consultant dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Consultant's estate. This Agreement is not otherwise assignable by Consultant or by the Company.

         (h) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

         (i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

         (j) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

         EXECUTED as of the date and year first above written.

                                         ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.



                                         By
                                           -------------------------------------



                                         ---------------------------------------
                                         Bryan J. Merryman